EXHIBIT 99.2


Contact:          Diana Burton
                  732-767-2255


          U.S. INDUSTRIES SELLS STRATEGIC INDUSTRIES NOTES AND EQUITY
                            FOR $107 MILLION IN CASH

ISELIN, NJ, January 16, 2002 - U.S. Industries, Inc. (NYSE-USI) announced today that it has agreed to sell the 12.5% senior notes of Strategic Industries, LLC back to Strategic, a unit of Citicorp Venture Capital, for a total price of $107 million in cash. The transaction will also include USI's equity interest in Strategic.

The sale price is equal to the September 30, 2001 carrying value of these assets. The Strategic notes and the equity interest in Strategic were acquired by USI in March 2000 at the time of the sale by USI of its Diversified businesses to a unit of Citicorp Venture Capital. The transaction is expected to close today.

Following the completion of its Disposal Plan, which has been previously announced, U.S. Industries will own several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company's principal brands will include Jacuzzi, Zurn, Sundance Spas, Eljer, and Rainbow vacuum cleaners.


Disclosure Concerning Forward-Looking Statements
------------------------------------------------
Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as availability of acquisition financing for purchasers of businesses under the Company's disposal plan, consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.